                                                               Exhibit (a)(2)(B)

           AMENDED AND RESTATED CERTIFICATE OF TRUST OF DECS TRUST V

   This Certificate of Trust of DECS Trust V (the "Trust"), dated July 14, 1999, is being duly executed and filed by Tyler Dickson, as trustee, to restate the Original Certificate of Trust, which was filed on April 19, 1999 with the Secretary of the State of Delaware under the Delaware Business Trust Act (12 Del. C. (S) 3801, et seq.) (the "Original Certificate of Trust").

   The Original Certificate of Trust is hereby restated in its entirety to read as follows:

     1. Name. The name of the business trust formed hereby is DECS Trust V.

     2. Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

     4. The Trust is to be registered under the Investment Company Act of 1940, as amended, prior to the issuance of beneficial interests in the Trust.

   IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                                    /s/ Tyler Dickson
                                          _____________________________________
                                             Tyler Dickson, as Sole Trustee